Exhibit 5.1

[LETTERHEAD OF BALLARD SPAHR LLP]

June 10, 2010

Kilroy Realty Corporation

Suite 200

12200 West Olympic Boulevard

Los Angeles, California 90064

Re:	Kilroy Realty Corporation, a Maryland corporation (the “Company”) – Registration Statement on Form S-8 pertaining to Two Million Nine Hundred Ninety Thousand (2,990,000) shares (the “Shares”) of common stock, par value one cent ($0.01) per share (“Common Stock”) of the Company to be issued under the Kilroy Realty 2006 Incentive Award Plan, as amended (the “Plan”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to the registration statement on Form S-8 filed or to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about June 10, 2010, and any amendments thereto (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	The corporate charter of the Company (the “Charter”) represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on January 21, 1997, Articles Supplementary filed with the Department on February 6, 1998, Articles Supplementary filed with the Department on April 20, 1998, Articles Supplementary filed with the Department on October 15, 1998, Articles Supplementary filed with the Department on November 25, 1998, Certificate of Correction filed with the Department on March 4, 1999, Articles Supplementary filed with the Department on December 10, 1999, Articles Supplementary filed with the Department on December 30, 1999, Articles Supplementary filed with the Department on October 23, 2003, Articles Supplementary filed with the Department on March 11, 2004, Articles Supplementary filed with the Department on March 11, 2004, Articles Supplementary filed with the Department on December 3, 2004, Articles Supplementary filed with the Department on December 3, 2004, Articles Supplementary filed with the Department on October 2, 2008, Articles Supplementary filed with the Department on October 2, 2008, Articles of Amendment filed with the Department on May 27, 2009 and Articles of Restatement filed with the Department on February 2, 2010;

(ii)	the Second Amended and Restated Bylaws of the Company, adopted as of December 11, 2008, as amended by Amendment No. 1 to the Second Amended and Restated Bylaws, adopted as of May 27, 2009 (the “Bylaws”);

(iii)	the Written Organizational Action of the Board of Directors (the “Board of Directors”) of the Company, dated as of September 13, 1996 (the “Organizational Minutes”);

(iv)	resolutions adopted by the Board of Directors on or as of March 30, 2006, March 31, 2009 and April 1, 2010 (the “Directors’ Resolutions”);

(v)	the Plan consisting of the Kilroy Realty 2006 Incentive Award Plan dated May 18, 2006 (the “Original Plan”), the Amendment to Kilroy Realty 2006 Incentive Award Plan dated December 7, 2006 (the “First Amendment”), the Second Amendment to Kilroy 2006 Incentive Award Plan dated March 1, 2007 (the “Second Amendment”), the Third Amendment to Kilroy Realty 2006 Incentive Award Plan dated May 27, 2009 (the “Third Amendment”) and the Fourth Amendment to Kilroy Realty 2006 Incentive Award Plan dated May 20, 2010 (the “Fourth Amendment”);

(vi)	the Registration Statement, in substantially the form to be filed with the Commission pursuant to the Act;

(vii)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(viii)	a Certificate of Tyler H. Rose, Executive Vice President, Chief Financial Officer and Secretary of the Company and Tamara J. Porter, Vice President, Corporate Counsel and Assistant Secretary of the Company, dated as of the date hereof (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes, the Directors’ Resolutions and the Plan are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate and certifying as to the approval of the Plan, including all amendments thereto, by the Board of Directors, the approval of the Original Plan by the stockholders of the Company by the requisite vote at the annual meetings of stockholders held on May 18, 2006, the approval of the Third Amendment by the stockholders of the Company by the requisite vote at the annual meeting of stockholders held on May 27, 2009 and the approval of the Fourth Amendment by the stockholders of the Company by the requisite vote at the annual meeting of stockholders held on May 20, 2010; and

(ix)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	none of the Shares will be issued or transferred in violation of the provisions of Article IV, Section E of the Charter relating to restrictions on ownership and transfer of capital stock; and

(e)	upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under its Charter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)	The Shares are available for issuance pursuant to the Plan and if, as and when the Shares are issued, either as stock awards or upon the exercise of options granted under the Plan, pursuant, in each case, to authorization by the Board of Directors, in exchange for the consideration therefore, all in accordance with, and subject to such authorization by the Board of Directors, the terms and conditions of the Plan and the stock awards or options relating to such Shares, such Shares will be duly authorized, validly issued and fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland corporate counsel to the Company in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP